Exhibit 99.3

WESTERN DIGITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
Restated for Discontinued Operations and the Adoption of SAB 101*
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended				Year Ended

	Sep. 29,	Dec. 29,	Mar. 30,	Jun. 29,	Jun. 29,
	2000	2000	2001	2001	2001

Revenues, net	$424,366	$561,570	$511,723	$455,733	$1,953,392
Costs and expenses:
Cost of revenues	398,430	494,029	448,428	404,767	1,745,654
Research and development	32,001	33,617	32,085	24,811	122,514
Selling, general and administrative	29,523	31,925	30,225	27,448	119,121

Total costs and expenses	459,954	559,571	510,738	457,026	1,987,289

Operating income (loss)	(35,588)	1,999	985	(1,293)	(33,897)
Net interest and other nonoperating income (expense)	(1,632)	839	52	(52,454)	(53,195)

Income (loss) from continuing operations	(37,220)	2,838	1,037	(53,747)	(87,092)
Discontinued operations	(8,045)	(9,827)	(7,156)	(7,639)	(32,667)
Extraordinary gain from redemption of debentures	11,243	10,576	371	210	22,400
Cumulative effect of change in accounting principle	(1,504)	—	—	—	(1,504)

Net income (loss)	$(35,526)	$3,587	$(5,748)	$(61,176)	$(98,863)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.25)	$0.02	$0.01	$(0.30)	$(0.52)
Discontinued operations	(0.05)	(0.06)	(0.04)	(0.04)	(0.19)
Extraordinary gain	0.07	0.06	0.00	0.00	0.13
Cumulative effect of change in accounting principle	(0.01)	—	—	—	(0.01)

Basic and diluted	$(0.24)	$0.02	$(0.03)	$(0.34)	$(0.59)

Common shares used in computing per share amounts:
Basic and diluted	148,044	171,175	176,250	179,390	168,715

     •     The prior year results have been restated to reflect the adoption of SEC Staff Accounting Bulletin No. 101 in the fourth quarter of fiscal 2001, and the reclassification of Connex and SANavigator results as discontinued operations.